Exhibit 99.1

Albany International Announces Planned Closure of

Manufacturing Capacity in the Americas

        Albany, New York, January 7, 2008 – Albany International Corp. (NYSE:AIN) announced today its intention to discontinue operations at its forming fabric manufacturing facility in Montgomery, Alabama. The plant closing is the result of the continuing consolidation of customers in the U.S. and Canada and the need to balance the Company’s paper machine clothing manufacturing capacity in North America with anticipated paper mill demand. Similar steps have been taken by the Company over the last few years in both Europe and North America, as the global paper and paperboard industry continues to shift capacity from traditional paper markets to new emerging markets.

        The closure, which will affect 90 salaried and hourly employees, will be reviewed with the local bargaining unit at the Montgomery facility and will begin over the next several weeks. This planned action is a business necessity, driven by existing and expected market conditions, and in no way reflects on the performance of the affected employees, who will be offered severance and outplacement assistance.

        Transition of forming fabric manufacturing from the Montgomery area to other facilities in North America will begin at once and will be supervised by technical and manufacturing personnel to ensure continuity of customer supply. The transition is expected to be completed by August 31, 2008.

        Albany International Corp. is a global advanced textiles and materials processing company with approximately 6,000 employees worldwide and plants strategically located to serve its global customers. The company’s core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

Contacts:

Investors:

John Cozzolino, Vice President of Strategic Planning

518-445-2281

john.cozzolino@albint.com

Media:

Susan Siegel, Director of Corporate Communications

518-445-2284

susan.siegel@albint.com